Exhibit 23

GRID TIME PROMISSORY NOTE

(VARIABLE LIBOR/FIXED LIBOR)

$25,000,000.00	Dated as of July 14, 2016

For value received, Lowell D. Kraff having a principal residence in Nevada (the “Borrower”), hereby promises to pay to JPMorgan Chase Bank, N.A. (the “Bank”) at its office at 270 Park Avenue, New York, New York 10017-2070 for the account of the lending office of the Bank, the principal amount of each loan made by the Bank to the Borrower or, if less, the aggregate unpaid principal amount of all loans (each, a “Loan” and, collectively, the “Loans”) made to the Borrower by the Bank and outstanding under this Grid Time Promissory Note (the “Note”), up to an aggregate principal amount of Twenty Five Million Dollars and 00/100 ($25,000,000.00) on the Maturity Date (as defined below) of each such Loan, together with interest at such rates and payable on such dates as set forth below. No Maturity Date may be later than the Expiry Date defined in the most recent line of credit offer letter issued in connection with this Note (the “Final Maturity Date”). Provided, however, that the maximum principal amount available under this Note shall be automatically reduced to Sixteen Million Dollars ($16,000,000.00) effective August 31, 2016; to the extent the principal amount outstanding at such time exceeds such reduced amount, then such excess shall be immediately due and owing by the Borrower without demand by the Bank.

The Borrower hereby acknowledges and agrees that, notwithstanding any provision of this Note, or any other Facility Document, the Bank has no obligation to make a Loan under this Note and this Note does not create, and shall not be construed to create, any contractual or other commitment to lend by the Bank. Any Loan made by the Bank hereunder matures on its applicable Maturity Date and the Bank has no commitment to convert or renew any such Loan or make a new Loan. This Note is executed and delivered by the Borrower to the Bank to evidence any Loans that the Bank may extend to the Borrower in the Bank’s sole discretion.

Loans shall be requested pursuant to the procedures and requirements set forth in Section 2 of this Note. Each Loan, if made, shall bear interest at the Variable Libor Rate (as defined below) plus 2.85% (such Loan, a “Variable Libor Loan”) unless the Borrower specifically requests a Loan that bears interest at the Fixed Libor Rate (as defined below) plus 2.85% (such Loan, a “Fixed Libor Loan”). The Variable Libor Rate is a floating rate of interest that is subject to change daily. The Fixed Libor Rate is an interest rate that remains fixed for the duration of the relevant Maturity Period (as defined below) selected by the Borrower. A Fixed Libor Loan, if made, must be in an amount at least equal to five million dollars ($5,000,000.00). Notwithstanding anything to the contrary contained in this Note, the initial Loan made under this Note must be in an amount at least equal to sixty thousand dollars ($60,000.00).

Section 1. Definitions. As used in this Note, the following terms have the meaning specified below:

“$”, “USD” and “dollars” denote the lawful currency of the United States of America.

“Banking Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed or on which banks are not open for general business in London.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

D. J.P. Morgan Use Only
Please check one of the following options:
All current and future loans under the facility Only the loans listed below
Loan Facility Number:	Loan Account Number:
UCN: Promissory Note	☐ ACBS	☐ VLS

J.P. Morgan Use Only		10/10

“Default Rate” shall mean, with respect to any Loan, a rate per annum equal to a floating rate of 2% plus the Variable Libor Rate or the Fixed Libor Rate, as the case may be, applicable to such Loan (including any margin) at the time of the Event of Default until the Maturity Date thereof and, thereafter, a floating rate of 2% above the Prime Rate (including any margin).

“Event of Default” shall mean an event described in Section 9.

“Excluded Taxes” shall mean (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, imposed by the United States of America or the jurisdiction where the Bank’s applicable lending office is located, (ii) U.S. Federal withholding Taxes imposed on amounts payable hereunder pursuant to the law in effect as of the date of this Note and (iii) U.S. Federal withholding Taxes imposed under FATCA.

“Facility Documents” shall mean this Note, any line of credit offer letter and any other documents, instruments, or agreements delivered as security or collateral for, or a guaranty of, the Loans, or in connection with, or as support for, any of the foregoing, whether by the Borrower or a Third Party, and any updates or renewals thereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Note (or any amended or successor version of such sections that are substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Fixed Libor Rate” shall mean, for the relevant Maturity Period of any Fixed Libor Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (i) the Fixed Libor Screen Rate for such Maturity Period divided by (ii) one (1) minus the Reserve Requirement. The “Fixed Libor Screen Rate” is the London interbank offered rate administered by the ICE Benchmark Administration (or any other person, entity or association that takes over the administration of such rate) for USD deposits for a period in length equal to such Maturity Period, as displayed on the Screen Page as of 11:00 a.m., London time, two (2) Banking Days prior to the first day of such Maturity Period. If the Fixed Libor Screen Rate is less than zero, then such rate shall be deemed to be zero for purposes of this Note. If the Fixed Libor Screen Rate is not available at such time or for such Maturity Period, then the Fixed Libor Screen Rate shall be the Interpolated Rate at such time, subject to Section 6 in the event that the Bank shall conclude that it is not possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error).

“Indemnified Taxes” shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under this Note or any other Facility Document and (ii) without duplication of any Taxes covered in clause (i) of this definition, Other Taxes.

“Interest Payment Date” shall mean (i) the last day of each calendar month, or the immediately succeeding Banking Day if such day is not a Banking Day, (ii) the Final Maturity Date and (iii) the date on which any payment of principal is made.

“Interpolated Rate” shall mean, at any time:

(i) in relation to the Variable Libor Screen Rate for any Variable Libor Loan, the rate per annum determined by the Bank from interpolating on a linear basis between (x) the Variable Libor Screen Rate for the longest period (for which a Variable Libor Screen Rate is available) that is shorter than one (1) month and (y) the Variable Libor Screen Rate for the shortest period (for which a Variable Libor Screen Rate is available) that exceeds one (1) month; and

(ii) in relation to the Fixed Libor Screen Rate for the Maturity Period applicable to any Fixed Libor Loan, the rate per annum determined by the Bank from interpolating on a linear basis between (x) the Fixed Libor Screen Rate for the longest period (for which a Fixed Libor Screen Rate is available) that is shorter than such Maturity Period and (y) the Fixed Libor Screen Rate for the shortest period (for which a Fixed Libor Screen Rate is available) that exceeds such Maturity Period.

If the Interpolated Rate is less than zero, then such rate shall be deemed to be zero for purposes of this Note. The Interpolated Rate will be rounded to the same number of decimal places as the Variable Libor Screen Rate or Fixed Libor Screen Rate, as applicable. Any determination of the Interpolated Rate by the Bank shall be conclusive and binding absent manifest error.

“Main Office” shall mean the main office of the Bank, currently located at 1111 Polaris Parkway, Columbus, Ohio 43240.

“Maturity Date” shall mean, with respect to any Loan, the last day of the Maturity Period of such Loan; provided, that if any Maturity Date would be a day that is not a Banking Day, then such Maturity Date shall be the immediately succeeding Banking Day, unless such immediately succeeding Banking Day would fall in the next calendar month, in which case such Maturity Date shall be the immediately preceding Banking Day.

“Maturity Period” shall mean, (i) for a Variable Libor Loan, the period commencing on the date such Loan is made and ending on the numerically corresponding day one (1) calendar month thereafter and (ii) for a Fixed Libor Loan, the period commencing on the date such Fixed Libor Loan is made and ending on, as the Borrower may elect, the numerically corresponding day that is one (1) calendar month thereafter. In the case of a renewal of an existing Loan, the consolidation of outstanding Variable Libor Loans or the conversion of a Variable Libor Loan (or portion thereof) to a Fixed Libor Loan, the Maturity Period shall commence on the effective date of such renewal, consolidation or conversion. Notwithstanding the foregoing, any Maturity Period which commences on the last Banking Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Banking Day of the appropriate calendar month.

“Morgan Affiliate” shall mean an affiliate of the Bank, as such term is defined under Regulation W promulgated by the Federal Reserve Board.

“Other Taxes” shall mean, collectively, all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt of security interests in, or otherwise with respect to this Note or any other Facility Document.

“Prime Rate” shall mean the rate of interest per annum announced from time to time by the Bank as its prime rate. Each change in the Prime Rate shall be effective from and including the date the change is announced as being effective. The Prime Rate is a reference rate and may not be the Bank’s lowest rate. If the Prime Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Note.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System.

“Regulatory Change” shall mean the occurrence after the date of this Note of (i) the adoption of any law, rule, regulation, or treaty, (ii) any change in any law, rule, regulation, or treaty, or in the interpretation or application thereof by any governmental or regulatory authority, or (iii) compliance by the Bank with any request, guideline, or directive (whether or not having the force of law) of any governmental or regulatory authority made or issued after the date of this Note. For the avoidance of doubt, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor thereof or similar authority), the United States of America, or foreign regulatory authorities, in each case, pursuant to Basel III, shall be deemed to be a “Regulatory Change”.

“Reserve Requirement” shall mean, for any Loan, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during the term of such Loan under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion USD, or as otherwise established by the Board of Governors of the Federal Reserve System and any other banking authority to which the Bank is subject, against “Eurocurrency liabilities” (as such term is used in Regulation D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (x) any category of liabilities which includes deposits by reference to which the Libor Screen Rate is to be determined or (y) any category of extensions of credit or other assets which include Variable Libor Loans or Fixed Libor Loans. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Screen Page” shall mean pages LIBOR01 or LIBOR02 of the Reuters screen or in the event the Variable Libor Screen Rate or Fixed Libor Screen Rate does not appear on either of such Reuters pages, then such successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Bank from time to time in its reasonable discretion.

“Tax” or “Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholding (including backup withholding), assessments, fees, value added tax or any other goods, and services, use or sales tax, or other charges imposed by any governmental authority, including, without limitation, any interest, additions to tax, or penalties applicable thereto.

“Third Party” shall mean any party liable with respect to, or otherwise granting support for, this Note, whether by guaranty, subordination, grant of security or otherwise.

“Variable Libor Rate” shall mean, for each day during the Maturity Period of a Variable Libor Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of 1%) equal to (i) the Variable Libor Screen Rate for such day divided by (ii) one (1) minus the Reserve Requirement. The “Variable Libor Screen Rate” is the London interbank offered rate administered by the ICE Benchmark Administration (or any other person, entity or association that takes over the administration of such rate) for USD deposits for a period in length equal to one (1) month, as displayed on the Screen Page as of 11:00 a.m., London time, on such day. If the Variable Libor Screen Rate is less than zero, then such rate shall be deemed to be zero for purposes of this Note. If the Variable Libor Screen Rate is not available at such time or for a period equal to one (1) month, then the Variable Libor Screen Rate shall be the Interpolated Rate at such time, subject to Section 6 in the event that the Bank shall conclude that it is not possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Any change in the Variable Libor Rate due to a change in the Variable Libor Screen Rate shall be effective from and including the effective date of such change in the Variable Libor Screen Rate.

Section 2. Requests for Loans and Conversions.

(a) To request a Variable Libor Loan or the consolidation of outstanding Variable Libor Loans, the Borrower shall notify the Bank of such request not later than noon, New York City time, on the date of the proposed borrowing or consolidation. To request a Fixed Libor Loan, the Borrower shall notify the Bank of such request not later than noon, New York City time, three (3) Banking Days before the date of the proposed borrowing.

(b) If the Bank, in its sole discretion, elects to fund a borrowing request, the Bank shall make such funds available to the Borrower by promptly crediting the funds to a demand deposit account of the Borrower maintained with the Bank or otherwise applying such funds as directed by the Borrower, which direction the Bank may require to be in writing.

(c) Each borrowing request for a Variable Libor Loan, if funded, shall result in an increase to the outstanding principal balance of the most recently made Variable Libor Loan by the amount so funded unless the applicable borrowing request specifies a different Variable Libor Loan outstanding under this Note or that such funding should be treated as a Variable Libor Loan distinct from other Variable Libor Loans that may be outstanding from time to time under this Note.

(d) If the outstanding principal balance of a Variable Libor Loan equals or exceeds $5,000,000.00, then the Borrower may request the conversion of such Variable Libor Loan (or portion thereof, if such portion is at least equal to $5,000,000.00) to a Fixed Libor Loan and shall notify the Bank of such request not later than noon, New York City time, three (3) Banking Days before the date of the proposed conversion. The Bank may, but shall not be obligated to, convert such Variable Libor Loan to a Fixed Libor Loan.

(e) Requests described above shall be irrevocable and shall specify the following: (i) in the case of a borrowing request, the amount of the requested Loan, the type of Loan requested and the date of such requested Loan, which shall be a Banking Day, (ii) in the case of a borrowing request for a Fixed Libor Loan, the Maturity Period applicable thereto, (iii) in the case of a consolidation request with respect to outstanding Variable Libor Loans, the Variable Libor Loans to be consolidated and the date of the proposed consolidation, which shall be a Banking Day, and (iv) in the case of a conversion request permitted under clause (d), the Variable Libor Loan (or portion thereof) to be converted, the date of the proposed conversion, which shall be a Banking Day and the Maturity Period applicable thereto; provided, that, in the case of clauses (ii) and (iv), if no Maturity Period is specified, then the Borrower shall be deemed to have selected a Maturity Period of one (1) month’s duration. Each request shall constitute a representation and warranty that no Event of Default has occurred and is continuing or would result from the requested action and that the statements set forth in Section 8 of this Note are true and correct on the date of such request and on the date of the requested action.

(f) The Bank may, but shall not be obligated to, renew (i) a Variable Libor Loan as a Variable Libor Loan and a Fixed Libor Loan with an outstanding balance less than $5,000,000.00 as a Variable Libor Loan, in each case, unless notice to the contrary from the Borrower is received at least one (1) Banking Day prior to the Maturity Date of such Loan and (ii) a Fixed Libor Loan with an outstanding balance at least equal to $5,000,000.00 as a Fixed Libor Loan for a Maturity Period with a duration equal to that then ending, unless notice to the contrary from the Borrower is received at least three (3) Banking Days prior to the Maturity Date of such Loan. Notwithstanding the foregoing, no renewal shall be made if the Maturity Date, after giving effect to any such renewal, would occur after the Final Maturity Date or the number of months in the proposed renewal period for any Fixed Libor Loan is greater than three (3).

Section 3. Interest; Repayment of Loans.

(a) The Borrower promises to pay interest on each Interest Payment Date on the unpaid balance of the principal amount of each Loan from the date such Loan is made to the Maturity Date of such Loan. After the occurrence of an Event of Default, the Bank may, at its option, by notice to the Borrower (which notice may be revoked at the option of the Bank), declare that all Loans shall bear interest at the Default Rate from and including the date of such Event of Default until such Loans are paid in full, such interest to be payable on demand.

(b) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Prime Rate, shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and, in each case, shall be payable for the actual number of days elapsed (including the first day, but excluding the last day).

(c) All payments (including any prepayments) hereunder shall be made in lawful money of the United States and in immediately available funds. Any extension of time for the payment of the principal of this Note resulting from the due date falling on a non-Banking Day shall be included in the computation of interest. The Bank may (but shall not be obligated to) debit the amount of any payment under this Note that is not made when due from any deposit account of the Borrower with the Bank.

Section 4. Prepayments.

(a) The Borrower shall have the right at any time and from time to time to prepay any Loan, in whole or in part, subject to prior notice in accordance with clause (b) of this Section and, if applicable, payment of any break funding expenses under clause (d) of this Section.

(b) The Borrower shall notify the Bank of any prepayment under this Section, (i) in the case of a Variable Libor Loan, not later than noon, New York City time, on the date of prepayment and (ii) in the case of a Fixed Libor Loan, not later than three (3) Banking Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, which shall be a Banking Day, and the principal amount of each Loan or portion thereof to be prepaid. Each prepayment of a Loan shall be accompanied by accrued interest to the extent required by Section 3 and, if applicable, break funding payments pursuant to clause (d).

(c) The Borrower agrees to make a mandatory prepayment of all amounts outstanding under this Note within ninety (90) Banking Days of written notice from the Bank to the Borrower that the Bank is prohibited, by statute or regulation, from making any Loans hereunder or continuing to extend any Loans hereunder.

(d) If for any reason there is a principal payment of a Fixed Libor Loan, in whole or in part, other than on the Maturity Date of such Loan (whether by prepayment, acceleration or otherwise), then the Borrower shall pay to the Bank such amount(s) as shall be sufficient (in the reasonable opinion of the Bank) to compensate the Bank for any loss, cost or expense which the Bank determines is attributable to such payment.

Section 5. Additional Costs.

(a) If as a result of any Regulatory Change which (i) changes the amount of Taxes imposed on the Bank (other than (x) Taxes with respect to which the Bank is entitled to additional payment pursuant to Section 7 of this Note and (y) Excluded Taxes), (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessments, minimum capital or liquidity, capital ratios or similar requirements relating to any extension of credit or other assets of, or any deposits with or other liabilities of the Bank or its holding company, or (iii) imposes any other condition affecting this Note, the Bank determines (which determination shall be conclusive absent manifest error) that the cost to it of making or maintaining a Loan is increased or any amount received or receivable by the Bank under this Note is reduced, then the Borrower will pay to the Bank on demand an additional amount that the Bank determines will compensate it for the increased cost or reduction in amount.

(b) Without limiting the effect of the foregoing provisions of this Section 5 (but without duplication), the Borrower shall pay to the Bank from time to time on request such amounts as the Bank may determine to be necessary to compensate the Bank for any costs which it determines are attributable to the maintenance by it or any of its affiliates of capital in respect of the Loans hereunder pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Note or thereafter) of any court or governmental or monetary authority. Any such compensation shall include, without limitation, an amount equal to any reduction in return on assets or equity of the Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request.

Section 6. Unavailability, Inadequacy or Illegality of the Variable Libor Rate or Fixed Libor Rate. If the Bank determines (which determination shall be conclusive and binding absent manifest error) that:

(a) adequate and reasonable means do not exist for ascertaining (including, without limitation, by means of an Interpolated Rate) the Variable Libor Rate or the Fixed Libor Rate, as applicable, for a Loan or for the applicable Maturity Period; or

(b) the Variable Libor Rate or the Fixed Libor Rate, as applicable, for a Loan or for the applicable Maturity Period will not adequately and fairly reflect the cost to the Bank of making or maintaining such Loan or for such Maturity Period; or

(c) as a result of any Regulatory Change (or any change in the interpretation thereof) adopted after the date hereof, the Main Office of the Bank or the lending office of the Bank is subject to any taxes, reserves, limitations, or other charges, requirements or restrictions on any claims of such office on non-United States residents (including, without limitation, claims on non-United States offices or affiliates of the Bank) or in respect of the excess above a specified level of such claims; or

(d) it is unlawful for the Bank or the lending office of the Bank to maintain any Loan at the Variable Libor Rate or the Fixed Libor Rate, as the case may be;

THEN, the Bank shall give the Borrower prompt notice thereof and, until the Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any request for a Loan, a renewal of a Loan, for the applicable Maturity Period or for conversion of a Variable Libor Loan, as the case may be, shall be ineffective, (ii) any existing Variable Libor Loan(s) shall bear interest at the Prime Rate, (iii) any Loan, if made by the Bank, shall bear interest at the Prime Rate and (iv) in the event that the circumstances described in clause (c) or (d) have arisen, then any existing Fixed Libor Loans shall bear interest at the Prime Rate.

Section 7. Indemnified Taxes. The Borrower agrees that all payments made pursuant to or on account of this Note or any other Facility Document shall be made by the Borrower free and clear and without deduction or withholding for any Tax, except as required by applicable law. If any applicable law requires the deduction of or withholding of any Tax from any such payment, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower pursuant to or on account of this Note or any other Facility Document shall be increased as necessary so that after such deduction or withholding has been made (including any such deduction or withholding that may be applicable to additional sums payable under this Section) the Bank shall receive an amount equal to the amount it would have received had no such deduction or withholding been made. The Borrower shall provide to the Bank evidence of such payment made to the relevant governmental authority within thirty (30) days thereof and shall also provide to the Bank any official tax receipt or other documentation issued by the appropriate governmental authorities with respect to the payment of Indemnified Taxes. The Borrower hereby agrees that it shall indemnify and reimburse the Bank, on demand, for any loss, liability, or expense incurred by the Bank as a result of any failure by the Borrower to pay Indemnified Taxes as and when due, whether or not such Indemnified Taxes were correctly or legally imposed by the relevant governmental authority. The Borrower shall timely pay to the relevant governmental authority or, at the option of the Bank, reimburse it for Other Taxes.

Section 8. Representations and Warranties. The Borrower represents and warrants that:

(a) the Facility Documents constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as the enforcement hereof and thereof may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors’ rights generally and subject to the applicability of general principles of equity;

(b) the execution, delivery and performance by the Borrower of the Facility Documents and all other documents contemplated hereby or thereby, and the use of the proceeds of any of the Loans, do not and will not (i) conflict with or constitute a breach of, or default under, or require any consent under, or result in the creation of any lien, charge or encumbrance upon the property or assets of the Borrower pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to any Facility Document) to which the Borrower is a party or is bound or by which its properties may be bound or affected or (ii) violate any provision of any law, rule, regulation (including, without limitation, Regulation U of the Federal Reserve Board), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to the Borrower;

(c) no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Borrower of any Facility Document;

(d) there are no actions, suits, investigations or proceedings pending or, to the best of the Borrower’s knowledge, threatened at law, in equity, in arbitration or by or before any other authority involving or affecting: (i) the Borrower that, if adversely determined, are likely to have a material adverse effect on the prospects or condition of the Borrower, (ii) any material part of the assets or properties of the Borrower or any part of the collateral (if any) under any Facility Document or (iii) any of the transactions contemplated in the Facility Documents. There are currently no material judgments entered against the Borrower and the Borrower is not in default with respect to any judgment, writ, injunction, order, decree or consent of any court or other judicial authority, which default is likely to have or has had a material adverse effect on the prospects or condition of the Borrower; and

(e) in the event that the Borrower is/are trustee(s) on behalf of a trust, the trustees of the Borrower also represent and warrant that: (i) the trust is a duly constituted and validly existing trust, (ii) the execution, delivery and performance by the Borrower of the Facility Documents and all other documents contemplated hereby or thereby, and the use of the proceeds of any of the Loans do not and will not violate any provision of the trust agreement pursuant to which the Borrower has been organized, (iii) the trustees of the Borrower that are signing this Note have the legal capacity and full power and authority (even if less than all of the trustees of the Borrower are signing this Note) to execute, deliver, and perform their obligations under, and to bind the Borrower to perform its obligations under, the Facility Documents, and to execute and deliver any and all documents and instruments in connection therewith, (iv) if the Bank or any affiliate of the Bank is serving as trustee of the Borrower, such documentation as the Bank may require in its sole discretion has been delivered to the Bank on or before the date of this Note and (v) if parties other than the Bank or any affiliate of the Bank are serving as trustee(s) of the Borrower, the Borrower has delivered to the Bank on or before the date of this Note, a duly completed trust certificate acceptable to the Bank in all respects and, if required by the Bank, in its sole discretion, a true, complete and accurate copy of the trust agreement pursuant to which the Borrower has been organized (and all amendments and modifications thereto); and

(f) the Borrower’s principal residence or jurisdiction of organization, as the case may be, is in the state listed as such in the first paragraph of this Note.

Section 9. Events of Default. If any one or more of the following events shall occur (each an “Event of Default”):

(a) the Borrower shall fail to pay the principal of, or interest on, this Note, or any other amount payable under this Note, as and when due and payable;

(b) any representation or warranty made or deemed made by the Borrower in this Note or by the Borrower or any Third Party in any Facility Document to which it is a party, or in any certificate, document, opinion or financial or other statement furnished under or in connection with a Facility Document, shall prove to have been incorrect in any material respect when made or deemed made;

(c) the Borrower or any Third Party shall fail to perform or observe any term, covenant or agreement on its part to be performed or observed contained in (i) any Facility Document or (ii) any loan, credit agreement, extension of credit, lease or derivative agreement to which the Bank or any subsidiary or affiliate is a party;

(d) the Borrower or any Third Party shall fail to pay when due any of its indebtedness (including, but not limited to, indebtedness for borrowed money) owing to parties other than the Bank or its affiliates or any interest or premium thereon when due (whether by scheduled maturity, acceleration, demand or otherwise);

(e) the Borrower or any Third Party: (i) shall generally not, or be unable to, or shall admit in writing its inability to, pay its debts as its debts become due, (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for its or a substantial part of its assets, (iii) shall commence any proceeding under any law relating to bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation, (iv) shall have had any such petition filed, or any such proceeding shall have been commenced against it, in which an adjudication is made or order for relief is entered or which remains undismissed for a period of thirty (30) days, (v) shall have had a receiver, custodian or trustee appointed for all or a substantial part of its property or (vi) takes any action effectuating, approving or consenting to any of the events described in clauses (i) through (v);

(f) the Borrower or any Third Party shall be determined or adjudged incompetent or otherwise incapacitated by a court of competent jurisdiction, die, dissolve or for any reason cease to be in existence or shall merge or consolidate, or if there is a change in the direct or indirect beneficial ownership of the Borrower or any Third Party;

(g) the Borrower or any Third Party is involved in a proceeding which is likely to result in a forfeiture of all or a substantial part of the Borrower’s or any Third Party’s assets or a material judgment is entered against the Borrower or any Third Party;

(h) there is, in the opinion of the Bank, a material adverse change in the business, prospects or financial condition of the Borrower or any Third Party;

(i) any Facility Document granting a security interest at any time and for any reason shall cease to create a valid and perfected first priority security interest in and to the property purported to be subject to the Facility Document or ceases to be in full force and effect or is declared null and void, or the validity or enforceability of any Facility Document is contested by any party to the Facility Document, or such signatory to the Facility Document denies it has any further liability or obligation under the Facility Document;

(j) the Borrower fails to furnish any financial information that the Bank may reasonably request from time to time promptly upon the Bank’s request;

(k) the Borrower at any time fails to maintain a net worth (total assets minus total liabilities) of at least $75,000,000.00;

(l) at any time there shall not be maintained with the Bank in one or more accounts titled in the name of the Borrower, Praesumo Partners LLC and/or an entity Controlled by the Borrower, Liquidity in an aggregate amount not less than two (2) times all amounts outstanding under this Note; provided, that the Borrower shall have a period of two (2) weeks from the date on which a Loan is made to comply with the foregoing minimum Liquidity requirement. The term “Liquidity” as used herein means unencumbered liquid assets, acceptable to the Bank in its sole discretion; provided, that liquid assets otherwise acceptable to the Bank in its sole discretion which are held in an account with the Bank securing indebtedness in favor of the Bank will be included as Liquidity for the purposes hereof, but only to the extent that the market value of such assets exceeds the market value of the account assets which are required by the Bank in its sole discretion to provide the minimum collateral support for such indebtedness; provided, further, that Liquidity shall in no event include any assets held in any 401k, IRA, Keogh, SEP, or similar retirement accounts or plans or a trust (other than any trust specifically named in the first sentence of this clause). As used herein, an entity will be deemed “Controlled” by a person if such person owns, directly or indirectly, at least 51% of the equity interests in, and the right to at least 51% of the distributions from, such entity and possesses the power to direct or cause the direction of the management or policies of such entity through voting power, by contract or otherwise;

THEN, the Bank may, by notice to the Borrower, declare the unpaid principal amount of this Note, accrued interest thereon and all other amounts payable under this Note due and payable whereupon the same shall become and be forthwith due and payable without presentment, demand, protest, notice of acceleration or intention to accelerate or further notice of any kind, all of which are hereby expressly waived by the Borrower, provided that in the case of an Event of Default described in clause (e) above, the unpaid principal amount of this Note, accrued interest and other amounts payable under this Note shall be immediately due and payable, provided further that in the case of an Event of Default described in clause (f) above due to the death of the Borrower, (and provided that no other Event of Default has occurred), the Bank shall not accelerate the unpaid principal amount of this Note, accrued interest thereon and other amounts payable under this Note for a period of sixty (60) days, but the Bank shall not make any additional Loans during such 60-day period.

Section 10. Expenses. The Borrower agrees to reimburse the Bank on demand for all reasonable costs, expenses and charges (including, without limitation, fees and charges of counsel) in connection with the preparation or modification of the Facility Documents, performance or enforcement of the Facility Documents, or the defense or prosecution of any rights of the Bank pursuant to any Facility Documents.

Section 11. Jurisdiction. To the maximum extent not prohibited by applicable law, the Borrower hereby irrevocably: (i) submits to the jurisdiction of any Nevada State or United States federal court sitting in any district in Nevada over any action or proceeding arising out of this Note, (ii) agrees that all claims in respect of such action or proceeding may be held and determined in such Nevada State or federal court, (iii) agrees that any action or proceeding brought against the Bank may be brought only in a New York State or United States federal court sitting in the City of New York and (iv) consents to the service of process in any such action or proceeding in either of said courts by mailing thereof by the Bank by registered or certified mail, postage prepaid, to the Borrower at its address specified on the signature page hereof, or at the Borrower’s most recent mailing address as set forth in the records of the Bank.

The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit or proceeding in such state and hereby waives any defense on the basis of an inconvenient forum. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Borrower or its property in the courts of any other jurisdiction.

Section 12. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE ANY RIGHT TO JURY TRIAL.

Section 13. Miscellaneous.

(a) The provisions of this Note are intended to be severable. If for any reason any provisions of this Note shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions thereof in any jurisdiction.

(b) No amendment, modification, supplement or waiver of any provision of this Note nor consent to departure by the Borrower therefrom shall be effective unless the same shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(c) No failure on the part of the Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. The Borrower waives presentment, notice of dishonor, protest and any other notice or formality with respect to this Note.

(d) As used herein, the term Borrower shall include all signatories hereto, if more than one. In such event, the obligations, representations and warranties of the Borrower hereunder shall be joint and several. This Note shall be binding on the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns, except that the Borrower may not delegate or assign any of its rights or obligations hereunder without the prior written consent of the Bank.

(e) Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt thereof would be contrary to provisions of law applicable to the Bank limiting rates of interest which may be charged or collected by the Bank.

(f) Unless otherwise agreed in writing, notices (including, without limitation, interest statements) shall be given to the Bank and the Borrower at their facsimile numbers, email addresses or mailing addresses as set forth on the signature page of this Note, or such other facsimile number, email address or mailing address communicated in writing by either such party to the other; provided, that, the Bank’s client authentication procedures must be satisfied for any notices given by the Borrower pursuant to Sections 2 and 4 hereof. Notices sent by hand or overnight courier, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except, that, if not given during normal business hours, shall be deemed to have been given at the opening of business on the next Banking Day). Notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided, that, if such notice, email or other communication is not sent during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Banking Day.

(g) The obligations of the Borrower under Sections 3(c), 4(d), 5, 7, 10, 11, 12 and 14 hereof shall survive the repayment of the Loans.

(h) Each reference herein to the Bank shall be deemed to include its successors, endorsees, and assigns, in whose favor the provisions hereof shall inure. Each reference herein to the Borrower shall be deemed to include the heirs, executors, administrators, legal representatives, successors and assigns of the Borrower, all of whom shall be bound by the provisions hereof.

(i) This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one agreement.

(j) The date, amount, type, Maturity Date of, and the interest rate with respect to, each Loan evidenced hereby, all payments of principal thereof, any consolidation of one or more Variable Libor Loans and any conversion of a Variable Libor Loan into a Fixed Libor Loan, shall, in each case, be evidenced by records maintained by the Bank in the ordinary course of business and such records shall be presumptively correct absent manifest error and any failure to so record or any error in doing so shall not limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to any Loan made hereunder.

Section 14. Governing Law. This Note shall be governed by and construed in accordance with federal law applicable to the Bank and, to the extent not preempted by federal law, the law of the State of Nevada without regard to its conflicts of laws principles.

Section 15. Use of Proceeds. The Borrower hereby agrees that it will not, directly or indirectly, use the proceeds of any Loan under this Note, or lend, contribute or otherwise make available such proceeds to any subsidiary, affiliate, joint venture partner or other person or entity: (i) for the purpose of funding, financing, or facilitating any activities, business or transaction of or with any person or entity, or in any country or territory, that, at the time of such funding, financing or facilitation is the subject of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State (collectively, “Sanctions”), (ii) in any manner that would result in the violation of Sanctions by any person or entity, including any person or entity participating in any capacity in any Loan under this Note or (iii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money or anything else of value, to any person in violation of any applicable laws, rules, or regulations relating to bribery or corruption.

Section 16. Morgan Affiliate. The Borrower shall use available cash on deposit to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund before using the proceeds of any Loan under this Note to fund such purchase or investment, and the Borrower hereby directs the Bank, on its behalf, to use such available cash on deposit for such purchase or investment. The Borrower further directs the Bank to use all prepayments and repayments hereunder to first repay any Loan that was used to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund. For the avoidance of doubt, it is understood and agreed that nothing in this Section shall create any obligation to purchase securities issued by a Morgan Affiliate or to invest in any Morgan Affiliate fund or create an implication that any such investment is contemplated by the Borrower. For the purposes of this Section, “cash on deposit” means cash on deposit in the account of the Borrower into which Loan proceeds are funded.

Address for notices to the Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor 08

Chicago, IL 60603

Attn: Todd E. Grundberg

Facsimile: (312) 732-3593

Telephone: (312) 732-3451

JPMorgan Chase Bank, N.A.

270 Park Avenue

New York, NY 10017-2070

Attn: Private Banking

/s/ Lowell D. Kraff
Name: Lowell D. Kraff

Address for notices:

3722 Las Vegas Blvd #1410E

Las Vegas, NV 89158

Facsimile: 312-726-5797

Telephone: 312-907-0777

JPMorgan Private Bank

Form State Specific/Grid Time Promissory Note (Variable/Fixed)/Revised 05/05/16